Exhibit 99.1

NEWS RELEASE

Corporate Headquarters	Contact:
1000 Six PPG Place	Dan Greenfield
Pittsburgh, PA 15222-5479 U.S.A	412-394-3004
www.ATImetals.com

ATI Flat Rolled Products Employees to Return to Work

Pittsburgh, PA, March 4, 2016 – Allegheny Technologies Incorporated (NYSE:ATI) announced today that union-represented employees of its flat-rolled products business and other locations are scheduled to return to work beginning the week of March 13, 2016. This follows member ratification of the new four-year agreement with the United Steelworkers. All charges and the complaint pending with the National Labor Relations Board (NLRB) have been withdrawn. Employees will be notified of their return to work schedule.

“We welcome the return of our employees,” said Bob Wetherbee, Executive Vice President, ATI Flat Rolled Products Group. “The new labor agreement is a major step forward to secure the future of the ATI Flat Rolled Products business.

“After safety training and job specific refresher training, we expect operations to resume promptly and reach target production levels during the first few weeks of the second quarter. Our focus remains to safely produce high quality differentiated products that are delivered to our customers on time.”

Creating Value Thru Relentless Innovation®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $3.7 billion in 2015. At December 31, 2015, ATI had approximately 9,200 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical and hydrocarbon processing industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.